Exhibit 17.1

November 21, 2014

Board of Directors
Zaxis International Inc.
6230 Wilshire Blvd., Suite 46
Los Angeles, CA 90048

Re: Letter of Resignation

Gentlemen:

I hereby resign as Chief Executive Officer, Chief Financial Officer and a director of Zaxis International Inc. (the "Company"), effective immediately. The reason for my resignation is to permit me to pursue other business interests.

I have had no disagreements with the Company's operations, policies or practices.

Yours truly,

/s/ Ivo Heiden
Ivo Heiden